EXHIBIT 99.1

Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101
February 23, 2009

FOR IMMEDIATE RELEASE:
CONTACT:
Daniel R. Herndon, Chief Executive Officer
Clyde D. Patterson, Executive Vice President
Home Federal Bancorp, Inc. of Louisiana
(318) 222−1145

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION APPOINTS NEW
PRESIDENT AND CHIEF OPERATING OFFICER

Shreveport, Louisiana -- Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL), the “mid-tier” holding company of Home Federal Savings and Loan Association (the “Association”), announced today the appointment of James R. Barlow as President and Chief Operating Officer of the Association. Mr. Barlow was also elected to the Board of Directors of the Association.

Mr. Barlow’s most recent experience includes serving as Executive Vice President and Area Manager of the Arkansas-Louisiana-Texas area commercial real estate operations of Regions Bank.  Mr. Barlow spent 11 years at Regions Bank including prior to being appointed Area Manager, serving as Regions’ City President for Shreveport-Bossier as well as Commercial Loan Manager for Shreveport-Bossier.

“Jim is a great addition to our organization and we look forward to working with him. His strong commercial lending background will allow us to implement the initiatives necessary to transition the Association from a traditional residential lender to a community bank with a strong emphasis on providing commercial products and services for the small and medium-sized businesses within our community,” said Dan Herndon, Chairman of the Board and Chief Executive Officer. Mr. Herndon further stated, “Jim’s extensive experience within the commercial banking industry, combined with his managerial and people skills is a rare combination.”

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.